Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release: Immediate

Media	Bruce Bullock	(281) 591-4429
Investors	Maryann Seaman	(281) 591-4080

FMC Technologies Reports Strong First Quarter Diluted Earnings Per Share of $0.67

•	Energy Systems’ revenue improved 34 percent from the prior-year quarter

•	Inbound orders of $1.1 billion improved 75% over the prior-year quarter

•	Total company backlog at a record $2.2 billion, subsea systems backlog reaches record $1.4 billion

•	Company increased its estimate for full year 2006 earnings per diluted share to a range of $2.60 to $2.80

HOUSTON, May 08, 2006 – FMC Technologies, Inc. (NYSE: FTI) today reported first quarter 2006 revenue of $869.3 million up 28 percent over the first quarter of 2005 on the strength of the Energy Systems business. Net income for the first quarter of 2006 was $47.0 million, or $0.67 per diluted share. Net income in the first quarter of 2005 was break-even and included a $27.0 million pre-tax loss provision, or $0.24 per diluted share, for the Sonatrach project.

Inbound orders totaled $1.1 billion, up 75 percent over the prior-year quarter. Backlog grew to a record $2.2 billion on strong subsea inbound orders.

During the quarter, the Company repurchased 729,800 shares of its common stock for $35.2 million.

“We are pleased with the outstanding performance in first quarter. Our results were driven by our subsea systems business as well as our surface systems and fluid control businesses.” said Joseph H. Netherland, Chairman, and Chief Executive Officer. “Energy Systems’ revenue grew 34 percent over the prior-year quarter, Energy Systems’ operating profit margins were at record levels, and subsea backlog reached $1.4 billion. As a result of this performance and the expectation for high oilfield market activity levels in 2006, we have increased our estimate for full year 2006 earnings per diluted share to a range of $2.60 to $2.80.”

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Page 2 - FMC Technologies Reports Strong First Quarter Diluted Earnings Per Share of $0.67

Review of Operations – First Quarter 2006

Energy Systems

Revenue for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, was $679.9 million in the first quarter of 2006, up 34 percent from $507.1 million in the first quarter of 2005. Energy Systems’ operating profit for the first quarter was $77.2 million, up from $5.8 million in the same period last year. First quarter 2005 segment operating profit included a $27.0 million pre-tax loss provision for the Sonatrach project.

Energy Systems’ inbound orders were $833.9 million in the first quarter, up from $437.6 million in the prior year quarter due primarily to strong inbound orders for subsea systems as well as higher demand for surface systems. Subsea orders increased 135 percent and surface systems inbound orders improved 44 percent from the prior-year quarter.

Energy Production Systems

Energy Production Systems’ first quarter sales of $527.7 million increased 33 percent over the prior-year quarter, due largely to higher subsea systems and surface systems volume. Revenue for subsea systems was $366.0 million in the quarter, up 25 percent from the prior-year quarter. Surface systems revenue improved significantly over the prior-year quarter and sequentially.

Energy Production Systems operating profit of $53.9 million is $55.1 million higher than the prior-year quarter. The operating profit increase was due to higher volumes and operating margins for subsea systems and surface systems and to the absence of a Sonatrach charge in the first quarter of 2006.

Energy Production Systems’ inbound orders were $682.9 million for the first quarter, up $374.3 million from the prior-year quarter, due mainly to the $503 million of orders for subsea systems. Inbound orders were also strong for surface systems, up 44 percent from prior-year quarter and for floating systems, up significantly from the prior-year quarter on recent awards for turret mooring systems.

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Page 3 - FMC Technologies Reports Strong First Quarter Diluted Earnings Per Share of $0.67

Energy Processing Systems

Energy Processing Systems’ first quarter revenue of $152.3 million was 38 percent higher than prior-year period. The revenue improvement was the result of strong demand for WECO®/Chiksan® equipment due to the strength in U.S. land drilling activity, as well as improvement in loading systems, measurement systems and material handling.

Energy Processing Systems’ first quarter operating profit of $23.3 million improved $16.3 million from prior-year quarter and $5.0 million sequentially. The operating profit improvement is primarily the result of higher WECO®/Chiksan® equipment volume, and to a lesser extent, higher loading systems and material handling volume and cost reduction benefits. In the first quarter of 2005, Energy Processing operating results included $2.1 million of restructuring costs for the material handling business.

Energy Processing Systems’ inbound orders were $151.0 million for the first quarter, up 17 percent from the prior-year quarter. Strong demand for WECO®/Chiksan® equipment and loading systems drove the improvement.

FoodTech

FoodTech’s first quarter revenue of $123.3 million was up 10 percent from the first quarter of 2005 due primarily to higher volumes of freezing and cooking equipment in the North America poultry processing market and higher demand for citrus projects and food processing equipment. Operating profit of $6.8 million was twice the operating profit of the prior-year period of $3.4 million, due mainly to increased volumes of poultry and other food processing equipment.

Airport Systems

Airport Systems’ first quarter revenue of $68.2 million was $3.5 million higher than the prior-year quarter due mainly to increased business for airport services from new and existing U.S. airport customers. Airport Systems’ first quarter operating profit of $2.5 million was $1.6 million below the prior-year period. Higher operating profit, mainly from increased revenue in the airport services business, offset the absence of the $2.7 million gain on the sale of land in the first quarter of 2005.

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Page 4 - FMC Technologies Reports Strong First Quarter Diluted Earnings Per Share of $0.67

Corporate Items

Corporate expense in the first quarter of 2006 was $6.8 million, $0.8 million below prior-year period. Other expense, net, of $4.6 million decreased $2.5 million due mainly to a favorable impact of foreign currency.

Net interest expense in the first quarter of 2006 was $1.5 million, up slightly from $1.2 million in the first quarter of 2005.

Net debt increased to $158.0 million at the end of the first quarter of 2006 due mainly to cash requirements for stock repurchases as well as capital expenditures and working capital increases to support growth in the energy business.

Depreciation and amortization for the first quarter of 2006 was $16.7 million, up from $16.0 million in the prior-year quarter.

Capital expenditures during the first quarter of 2006 totaled $29.1 million, up from $11.3 million in the prior-year quarter due primarily to capacity expansion projects in Energy Systems.

Summary and Outlook

FMC Technologies reported net income of $47.0 million, or $0.67 per diluted share on the strength of the Energy Systems. Revenue of $869.3 million was up 28 percent over the prior-year quarter. Subsea Systems’ revenue grew 25 percent and backlog increased 43 percent from the prior-year quarter. Increased drilling activity significantly impacted the Company’s surface systems and WECO®/Chiksan® businesses, resulting in increased revenue and operating profit. FoodTech delivered revenue and operating profit improvement over the prior-year quarter. Airport Systems’ revenue improved while operating profits declined from the prior-year quarter due to the absence of a gain on sale of land recorded in the first quarter of 2005. Total company backlog reached a record $2.2 billion.

The Energy Systems businesses are expected to have another strong year in 2006 driven by the secular growth of subsea and the expectation for continuing high oilfield activity levels. FoodTech operating profits are expected to improve over 2005, while Airport Systems’ 2006 operating profits are expected to be in line with 2005 performance.

The Company now estimates full year 2006 earnings per diluted share in the range of $2.60 to $2.80.

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Page 5 - FMC Technologies Reports Strong First Quarter Diluted Earnings Per Share of $0.67

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately10,000 people and operates 32 manufacturing facilities in 17 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form
10-K for the year ended December 31, 2005 and may be modified in subsequent periodic reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its first quarter 2006 conference call at 9:00 a.m. (Eastern Daylight Time) on Tuesday, May 09, 2006. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended March 31
	2006	2005
Revenue	$869.3	$681.6
Costs and expenses	793.6	684.9

	75.7	(3.2)
Net gain on disposal of assets	0.2	2.7
Minority interests	(0.8)	(0.8)

Income (loss) before net interest expense and income taxes	75.1	(1.4)
Net interest expense	(1.5)	(1.2)

Income (loss) before income taxes	73.6	(2.6)
Provision (benefit) for income taxes	26.6	(2.6)

Net income	$47.0	$0.0

Earnings per share
Basic	$0.68	$0.00

Diluted	$0.67	$0.00

Weighted average shares outstanding
Basic	68.7	69.1

Diluted	70.4	69.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2006	2005
Revenue

Energy Production Systems	$527.7	$397.8
Energy Processing Systems	152.3	110.3
Intercompany eliminations	(0.1)	(1.0)

Subtotal Energy Systems	679.9	507.1
FoodTech	123.3	111.9
Airport Systems	68.2	64.7
Intercompany eliminations	(2.1)	(2.1)

	$869.3	$681.6

Income (loss) before income taxes

Segment operating profit (loss)
Energy Production Systems	$53.9	$(1.2)
Energy Processing Systems	23.3	7.0

Subtotal Energy Systems	77.2	5.8
FoodTech	6.8	3.4
Airport Systems	2.5	4.1

Total segment operating profit	86.5	13.3

Corporate items
Corporate expense	(6.8)	(7.6)
Other expense, net (1)	(4.6)	(7.1)
Net interest expense	(1.5)	(1.2)

Total corporate items	(12.9)	(15.9)

Income (loss) before income taxes	$73.6	$(2.6)

(1)	Other expense, net, includes expenses and income of corporate administration and generally includes stock-based compensation, other employee benefits, LIFO adjustments, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31
	2006	2005
Inbound Orders

Energy Production Systems	$682.9	$308.6
Energy Processing Systems	151.0	129.4
Intercompany eliminations	—	(0.4)

Subtotal Energy Systems	833.9	437.6
FoodTech	157.5	134.5
Airport Systems	104.0	56.5
Intercompany eliminations	(1.5)	(3.2)

Total inbound orders	$1,093.9	$625.4

	March 31
	2006	2005
Order Backlog

Energy Production Systems	$1,651.7	$1,133.4
Energy Processing Systems	213.5	123.9
Intercompany eliminations	(0.2)	(0.3)

Subtotal Energy Systems	1,865.0	1,257.0
FoodTech	164.3	165.3
Airport Systems	129.6	111.6
Intercompany eliminations	(0.8)	(3.0)

Total order backlog	$2,158.1	$1,530.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$106.7	$152.9
Trade receivables, net	763.9	736.3
Inventories	526.8	449.4
Other current assets	100.0	89.5

Total current assets	1,497.4	1,428.1

Property, plant and equipment, net	372.2	353.3
Goodwill	121.5	117.4
Intangible assets, net	61.8	61.1
Investments	21.6	22.3
Other assets	106.2	113.4

Total assets	$2,180.7	$2,095.6

Short-term debt and current portion of long-term debt	$4.5	$3.3
Accounts payable, trade and other	371.5	366.2
Advance payments and progress billings	365.7	348.6
Other current liabilities	346.3	340.1

Total current liabilities	1,088.0	1,058.2

Long-term debt, less current portion	260.2	252.6
Other liabilities	87.7	85.3
Common stock	0.7	0.7
Other stockholders’ equity	744.1	698.8

Total liabilities and stockholders’ equity	$2,180.7	$2,095.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended March 31
	2006	2005
Cash (required) provided by operating activities of continuing operations:
Net income	$47.0	$—
Depreciation and amortization	16.7	16.0
Trade accounts receivable, net	(21.2)	24.2
Inventories	(74.9)	(85.9)
Advance payments and progress billings	15.8	51.2
Trade accounts payable	(1.8)	(26.8)
Other	6.7	(30.0)

Net cash required by operating activities of continuing operations	(11.7)	(51.3)

Cash required by discontinued operations	(0.1)	(0.1)

Cash provided (required) by investing activities:
Capital expenditures	(29.1)	(11.3)
Other	2.6	4.7

Net cash required by investing activities	(26.5)	(6.6)

Cash provided (required) by financing activities:
Net increase in debt	8.7	3.2
Issuance of capital stock	11.4	9.4
Purchase of stock held in treasury	(35.2)	(5.7)
Other	6.9	1.7

Net cash (required) provided by financing activities	(8.2)	8.6

Effect of changes in foreign exchange rates on cash and cash equivalents	0.3	(2.3)

Decrease in cash and cash equivalents	(46.2)	(51.7)

Cash and cash equivalents, beginning of period	152.9	124.1

Cash and cash equivalents, end of period	$106.7	$72.4